Exhibit 99.1

For release: Nov. 5, 2018	Contact: Brian Dingerdissen Investor Relations O: 610.645.1191 BJDingerdissen@AquaAmerica.com Stacey Hajdak Marketing & Communications O: 610.520.6309 SMHajdak@AquaAmerica.com

Aqua America reports financial results for Q3 2018

•	Earnings per share increased to $0.44 vs. $0.43 in Q3 2017

•

Following quarter end, announced the acquisition of Peoples, a Pittsburgh-based natural gas utility with more than 740,000 customers that provides significant opportunities for infrastructure investment and growth

•

Completed the acquisition of Peotone, Illinois’ water and wastewater systems with nearly 3,000 customers and signed two additional municipal acquisitions that total nearly 6,000 new customers for a total of nearly 33,000 new customers from closed and signed municipal acquisitions in 2018

•	Reached significant milestone of serving one million water and wastewater customer connections

•	2018 earnings guidance narrowed to the top portion of range

BRYN MAWR, Pa. – Aqua America Inc. (NYSE: WTR) today reported results for the third quarter ending Sept. 30, 2018.

Operating results

For the third quarter 2018, net income was $78.2 million, compared to $76.2 million reported in the same quarter of 2017. Earnings per diluted common share were $0.44 for the quarter, compared to $0.43 in 2017. Rates, consumption and regulated growth drove the increase in earnings.

Revenue for the quarter was $226.1 million, an increase of 5.2 percent compared to $215.0 million in the third quarter of 2017. Rate activity, largely driven by additional revenue from infrastructure surcharge mechanisms, and growth in the regulated customer base led to the revenue increase in the quarter.

Operations and maintenance expenses increased to $68.6 million for the third quarter of 2018 compared to $66.7 million in the third quarter of 2017. Employee-related costs, production expenses and regulated acquisitions contributed to the increase in operations and maintenance expenses, which was in line with expectations for cost control.

“Thanks to the hard work of our employees and management team, 2018 has been a year with many significant accomplishments. Earlier this month, we reached the one million water and wastewater customer connection mark. We recently released our inaugural Corporate Social Responsibility Report, which provides extensive details about how our sustainable and environmentally friendly processes provide safe and reliable water and wastewater services,” said Aqua America Chairman and CEO Chris Franklin.

“Lastly, and most significantly for the long-term future of the company, we announced our acquisition of Peoples, which will greatly enhance the scale of our company, combining two highly complementary businesses with significant growth potential that will benefit all stakeholders. Both companies share similar corporate values and core competencies. Combined, Aqua’s and Peoples’ current multi-year capital plans call for replacement of more than 300 miles of aged water, wastewater and natural gas mains per year. This important work will contribute to the safety, health, service reliability and economic well-being of our customers and the communities we serve.”

For the first nine months of 2018, the company reported revenues of $632.3 million compared to $606.2 million in the same period of 2017. Operations and maintenance expenses for the first three quarters of 2018 increased to $216.1 million compared to $204.2 million in 2017.

As of Sept. 30, Aqua reported year-to-date net income of $195.6 million compared to $186.3 million reported through the same period of 2017, an increase of 5.0 percent. Earnings per diluted common share were $1.10 in the first nine months compared to $1.05 in the same period last year, an increase of 4.8 percent.

Acquisition growth in regulated water and wastewater operations

In July, Aqua completed two wastewater system acquisitions serving an aggregate of 9,200 customers: the Village of Manteno, Illinois and Limerick Township, Pennsylvania. Franklin added, “We will remain focused on providing solutions to municipalities and growing the company’s customer base. Our inventory of potential municipal acquisitions remains strong. We closed on the acquisition of the Village of Peotone, Illinois water and wastewater systems on Oct. 1, and we signed additional municipal systems, including the wastewater system of East Norriton Township in Pennsylvania with nearly 5,000 customer connections, and the water and wastewater systems of a municipality in Illinois with more than 700 customer connections.”

So far in 2018, Aqua has added nearly 33,000 new water and wastewater customers from closed and signed municipal acquisitions. When closed municipal transactions are added to organic growth and private acquisitions, this totals approximately 2 percent customer growth year to date.

Peoples Acquisition

On Oct. 23, Aqua America announced an agreement to acquire Peoples, a natural gas distribution utility, in an all-cash transaction that reflects an enterprise value of $4.275 billion, which includes the assumption of approximately $1.3 billion of debt, creating a new infrastructure company well-positioned for growth. This acquisition aligns with our stated growth strategy and core competencies of sound investment in infrastructure, continued regulatory credibility and operational excellence. Both Aqua and Peoples have over 130 years of service, and they will remain strongly committed to the customers and communities that they serve. Peoples is the largest natural gas distribution company in Pennsylvania, and serves approximately 740,000 customers in Western Pennsylvania, Kentucky and West Virginia.

The resulting company forms a water and gas distribution utility that is more than 99 percent regulated and will trade under a renamed holding company. The combination is expected to provide earnings accretion in the first full year and over the long term, with annual rate base growth of 7 percent in water and 8-10 percent in natural gas through 2021. Approximately 77 percent of the combined company’s rate base will be in Pennsylvania, one of the most constructive regulatory states in the country. The acquisition is expected to support continued long-term dividend growth, and the financing will be structured to maintain strong investment-grade credit ratings. The transaction is expected to close in mid-2019, due to required state and federal regulatory approvals.

Peoples has multiple compelling avenues for growth. The company’s primary driver of earnings growth is its capital expenditure program, which focuses on improving the safety and reliability of its pipe infrastructure and earning on this capital through accelerated recovery mechanisms. For example, Peoples has identified over 3,000 miles of bare steel and cast-iron pipe to be replaced under its Long-Term Infrastructure Improvement Plan (LTIIP) by 2034 in its Pennsylvania service territory alone. The company is also pursuing the opportunity to expand into rural areas of Western Pennsylvania to serve the more than 370,000 potential customers who currently use more expensive and less environmentally friendly sources of energy such as heating oil and propane.

With its service area situated above the Utica Shale and Marcellus Shale, one of the largest natural gas deposits in the country, Peoples believes it has a notable pricing advantage over average U.S. wholesale natural gas prices. This abundant, low-cost and clean-burning energy source creates a competitive advantage for Pittsburgh and the surrounding region, helping to increase growth across many sectors of the economy.

Dividend

On Nov. 2, 2018, Aqua America’s board of directors declared a quarterly cash dividend of $0.219 per share of common stock. This dividend will be payable on Dec. 1, 2018 to shareholders of record on Nov. 16, 2018. Aqua has paid a consecutive quarterly cash dividend for more than 73 years.

Capital expenditures

Aqua invested $343.2 million in the first nine months of the year to improve and expand its infrastructure. The company expects to invest approximately $500 million in 2018 and more than $1.4 billion through 2020. The capital investments made to rehabilitate and expand the infrastructure of the communities’ Aqua serves are paramount to helping Aqua continue to protect and provide Earth’s most essential resource. The company also recently announced that Aqua’s rate base is expected to grow 7 percent annually from 2019-2021.

Rate activity

To date in 2018, the company’s state subsidiaries in each of its eight operating states have received rate awards or infrastructure surcharges totaling an estimated net increase to annualized revenues of $20 million.

Aqua Pennsylvania filed a water and wastewater rate case in Aug. 2018 and expects resolution in 2019. Additionally, Aqua currently has rate or surcharge proceedings pending in Indiana, North Carolina and Ohio, with the collective increase from the four states totaling a net $78.7 million of annual new revenue.

2018 Aqua Guidance

Aqua updates the prior guidance and qualifies its earnings per diluted common share range to be exclusive of transaction expenses associated with the Peoples transaction.

•	Earnings per diluted common share of $1.40 to $1.42, excluding transaction expenses, narrowing guidance towards the top end of previous range of $1.37-$1.42

•	Infrastructure investments of approximately $500 million in 2018 for communities served by Aqua

•	Infrastructure investments of approximately $1.4 billion through 2020 in existing operations to improve and strengthen systems

•	Total customer growth of between 2 and 3 percent for 2018

•	Aqua Pennsylvania filed a rate case in Aug. 2018 with resolution expected in 2019

The company announced that it does not plan to provide earnings guidance for 2019 due to the ongoing Pennsylvania rate case. However, the company will continue to provide guidance on capital and operating expenses, rate base and customer growth. After the conclusion of the rate case, the company will resume providing earnings guidance on the normal cycle.

Aqua America does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Earnings Call Information

Date: Nov. 6, 2018

Time: 11 a.m. EST (please dial in by 10:45 a.m.)

Webcast and slide presentation link: http://ir.aquaamerica.com/events.cfm

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 4074714

The company’s conference call with financial analysts will take place on Tue., Nov. 6, 2018 at 11 a.m. Eastern Standard Time. The call and slide presentation will be webcast live so that interested parties may listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The webcast will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Nov. 6, 2018 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 4074714). International callers can dial +1 719.457.0820 (pass code 4074714).

About Aqua America

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves over 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of earnings per share for the fiscal year ending in 2018; the projected total customer growth for 2018; the anticipated amount of capital investment in 2018; the anticipated amount of capital investment from 2018 through 2020; the company’s resolution of a Pennsylvania rate case in 2019; the company’s future growth potential; the company’s ability to replace 300 miles of water, wastewater, and gas mains in its multi-year capital program; the Peoples’ acquisition being accretive in the first year; the company being able to structure the financing of the acquisition of Peoples to maintain the long-term dividend growth; and, the ability to grow the water, wastewater, and gas rate base at the expected rates. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: the company’s ability to successfully close the Peoples’ acquisition, the company’s ability to close the acquisitions that are signed but not closed, the company’s ability to obtain financing on favorable terms and conditions, the company’s ability to receive approvals from all governmental agencies on favorable terms and conditions, the ability to successfully integrate the Peoples’ operations, the continuation of the company’s growth-through-acquisition program, the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to successfully close the seven municipally owned systems presently under agreement; the company’s ability to continue to deliver strong results; the company’s ability to grow its dividend, add shareholder value and to grow earnings; municipalities’ willingness to privatize their water and/or wastewater utilities; the company’s ability to control expenses and create and maintain efficiencies; the company’s success in its Pennsylvania rate filing; the company’s ability to successfully complete its Pennsylvania rate filing in a timely manner; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, which is filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation—and expressly disclaims any such obligation—to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

# # #

WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating revenues	$226,137	$215,008	$632,344	$606,213

Operations and maintenance expense	$68,624	$66,744	$216,085	$204,249

Net income	$78,216	$76,225	$195,645	$186,265

Basic net income per common share	$0.44	$0.43	$1.10	$1.05
Diluted net income per common share	$0.44	$0.43	$1.10	$1.05

Basic average common shares outstanding	177,923	177,660	177,876	177,583
Diluted average common shares outstanding	178,357	178,124	178,347	178,103

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating revenues	$226,137	$215,008	$632,344	$606,213
Cost & expenses:
Operations and maintenance	68,624	66,744	216,085	204,249
Depreciation	37,457	34,264	110,037	101,508
Amortization	199	42	478	358
Taxes other than income taxes	15,564	15,234	45,360	44,390

Total	121,844	116,284	371,960	350,505

Operating income	104,293	98,724	260,384	255,708
Other expense (income):
Interest expense, net	25,359	22,411	72,553	65,124
Allowance for funds used during construction	(3,066)	(3,914)	(8,510)	(10,570)
Gain on sale of other assets	(261)	(43)	(598)	(322)
Equity earnings in joint venture	(215)	(593)	(1,508)	(402)
Other	325	1,238	1,365	3,714

Income before income taxes	82,151	79,625	197,082	198,164
Provision for income taxes	3,935	3,400	1,437	11,899

Net income	$78,216	$76,225	$195,645	$186,265

Net income per common share:
Basic	$0.44	$0.43	$1.10	$1.05
Diluted	$0.44	$0.43	$1.10	$1.05
Average common shares outstanding:
Basic	177,923	177,660	177,876	177,583

Diluted	178,357	178,124	178,347	178,103

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	September 30, 2018	December 31, 2017
Net property, plant and equipment	$5,740,801	$5,399,860
Current assets	149,277	131,246
Regulatory assets and other assets	867,023	801,357

Total assets	$6,757,101	$6,332,463

Total equity	$2,045,738	$1,957,621
Long-term debt, excluding current portion, net of debt issuance costs	2,266,460	2,007,753
Current portion of long-term debt and loans payable	129,764	117,419
Other current liabilities	158,411	167,069
Deferred credits and other liabilities	2,156,728	2,082,601

Total liabilities and equity	$6,757,101	$6,332,463